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                  THIS IS A SUPPLEMENT TO THE PROSPECTUS DATED AUGUST 14, 1998

                               SUBORDINATED NOTE INTEREST RATES

                                     EFFECTIVE APRIL 11, 1999


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                                                BONUS INTEREST RATES
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PORTFOLIO AMOUNT (1)       $5,000 - $24,999    $25,000 - $49,999      $50,000 - $99,999        OVER $100,000
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                          INTEREST  ANNUAL    INTEREST   ANNUAL      INTEREST    ANNUAL     INTEREST     ANNUAL
        NOTE               RATE %   YIELD %    RATE %    YIELD %      RATE %     YIELD %      RATE %     YIELD %
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
 365 DAY EXTENDIBLE (3)      9.75     9.75      10.00     10.00        10.25      10.25       10.50       10.50
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ONE YEAR FIXED-TERM (4)      9.75     9.75      10.00     10.00        10.25      10.25       10.50       10.50
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TWO YEAR FIXED-TERM (4)     10.13    10.52      10.38     10.79        10.63      11.06       10.88       11.33
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THESE INTEREST RATES ARE ONLY APPLICABLE TO NOTES WITH THE LISTED MATURITIES AND PRINCIPAL AMOUNTS OF $5,000 OR
          MORE THAT ARE PURCHASED ON OR BEFORE MAY 7, 1999 BY FORMER SUBORDINATED NOTE INVESTORS.
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

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                                             STANDARD INTEREST RATES
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PORTFOLIO AMOUNT(1)          $1,000 - $24,999    $25,000 - $49,999    $50,000 - $99,999       OVER $100,000
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                            INTEREST    ANNUAL   INTEREST  ANNUAL    INTEREST    ANNUAL    INTEREST    ANNUAL
           NOTE               RATE %    YIELD %   RATE %   YIELD %     RATE %    YIELD %     RATE %     YIELD %
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
    90-DAY EXTENDIBLE (2)      8.01      8.25      8.26      8.52      8.51        8.79       8.76        9.05
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   180-DAY EXTENDIBLE (2)      8.76      8.95      9.01      9.21      9.26        9.47       9.51        9.74
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   365-DAY EXTENDIBLE (3)      9.50      9.50      9.75      9.75     10.00       10.00      10.25       10.25
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  ONE YEAR FIXED-TERM (3)      9.50      9.50      9.75      9.75     10.00       10.00      10.25       10.25
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  TWO YEAR FIXED-TERM (4)      9.88     10.25     10.13     10.52     10.38       10.79      10.63       11.06
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THREE YEAR FIXED-TERM (4)     10.25     10.65     10.50     10.92     10.75       11.19      11.00       11.46
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 FOUR YEAR FIXED-TERM (4)     10.57     11.00     10.82     11.27     11.07       11.54      11.32       11.81
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 FIVE YEAR FIXED-TERM (4)     11.13     11.60     11.38     11.87     11.63       12.15      11.88       12.42
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  TEN YEAR FIXED-TERM (4)     11.68     12.20     11.93     12.47     12.18       12.75      12.43       13.02
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

(1) The applicable portfolio amount is determined at the time a Note is purchased by aggregating the principal amounts of all Notes currently owned by the investor and the investor's immediate family members. Immediate family members are considered to be parents, children, siblings, grandparents and grandchildren. Members of sibling families are also considered immediate family members if both siblings are investors.

(2) Earns simple interest. The Annual Yield calculation assumes that the term of the Note is extended sequentially for an entire year, that the interest earned during each term is included in the principal amount for the next term and that the listed interest rate is the interest rate for each term.

(3) Earns simple interest, which results in the Interest Rate and the Annual Yield being equal during the initial term.

(4) Interest compounds quarterly. The Annual Yield calculation assumes that accrued interest is paid annually.